EXHIBIT 99.12

InterAmerican Gaming, Inc.

PINKSHEETS : IAGM

April 17, 2012 11:26 ET
IAG Closes Equity Financing

TORONTO, ONTARIO--(Marketwire - April 17, 2012) - InterAmerican Gaming Inc. (PINKSHEETS:IAGM) ("IAG" or "the Company"), a company developing "SoFit" - a new social gaming platform that empowers individuals to improve their health and fitness, is pleased to announce it has closed an equity financing of four hundred thousand dollars ($400,000) at a price of $0.02 per share. The equity financing was completed on a non-brokered basis and no warrants or options were issued. The proceeds of the financing are being used to advance the Company's SoFit platform, and for general corporate purposes, as the management team continues to make strong progress on updating its accounting and financial reporting.

Mr. Marc Askenasi, President & CEO of IAG, stated, "I am pleased we were able to close our first public company equity financing. The interest and support from investors has been superb. We anticipate raising additional capital at higher prices as we progress on the development of our platform and continue to establish our channel partners for our formal launch."

About IAG and SoFit

IAG is a digital technology company that develops socially disruptive technologies. IAG builds industry defining businesses through a combination of organic growth and acquisitions. IAG's first product (SoFit) is focused on the mobile health and fitness industry.

SoFit is a new social gaming platform that empowers individuals to improve their health and fitness. SoFit products include integrated mobile applications and complementary wireless devices that fuse the on and offline worlds. Products are currently in development and are expected to launch in the summer of 2012.

Signup for the SoFit invite list to be the first to know about release dates, product details, and special promotions: Click here.

Contact Information
Investor Inquiries
Circadian Group
Tyler M. Troup
Tyler@Circadian-Group.com
Circadian Group
Ryan Troup
Ryan@Circadian-Group.com
Circadian Group
Toll Free: 1-866-865-2780
Website: www.Circadian-Group.com
Due Diligence Portal: www.circadian-group.com/iagm.html